Exhibit 10.1

Services Agreement Verdant Earth Technologies Limited ABN 65 624 824 791 AND Arthur Phillip Pty Ltd ABN 22 747 634 282

This Agreement
is made on 18 September 2021 between the following parties:

1.	Verdant Earth Technologies Limited ABN 65 624 827 791 Level 33, 52 Martin Place Sydney, NSW 2000 (Company)

2.	Arthur Phillip Pty Ltd C/- Level 33, 52 Martin Place Sydney NSW 2000 (Consultant)

Recitals
The Company wishes to engage the Consultant to provide Consultancy Services to the Company on the terms set out in this agreement.

The parties agree
in consideration of, among other things, the mutual promises contained in this agreement:

1	Definitions and Interpretation

In this agreement:

Australian GST Law has the meaning ascribed to the term “GST Law” in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Board means the board of directors of the Company.

Commencement Date means the date of acceptance of the Company’s securities to be quoted on the NASDAQ securities exchange, or other date as agreed between the Parties

Confidential Information includes:

all information (whether oral, in writing or otherwise) of or concerning the Company, and any of its business, assets, or intellectual property, including for example any information which is potentially commercially valuable, any information regarding any trade secrets, surveys, maps, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, memoranda, drill cores, logs of such drill cores, geophysical geological and drill maps, sampling and assay reports and notes and other relevant information and data which is not in the public domain (other than as a result of a breach of the Company’s confidence), that:

a.	comes to the notice of the Recipient in the course of the Disclosure; or

b.	is created, generated, or contributed to by the Recipient during the course of the Disclosure.

Confidential Information also includes any material, as outlined above, in the possession or under the control of any of the Recipient’s officers, contractors, advisers, agents, employees and consultants, whether that material is marked ‘Confidential’ or not.

Consultancy means the engagement of the Consultant to provide the Consultancy Services, with the primary point of contact being , Mr Richard Poole, to the Company on the terms and conditions set out in this agreement;

Consultancy Fee has the meaning given in clause 4(b) (1);

Consultancy Services means the services to be provided by the Consultant pursuant to this agreement and as set out in Schedule 1 of this agreement or otherwise agreed between the parties from time to time;

Group means:

(a)	the Company;

(b)	all Related Bodies Corporate of the Company;

(c)	all directors, and officers of (a) and

jointly and severally whether located in Australia or elsewhere;

Intellectual Property means all present and future rights to intellectual property including any inventions and improvements, trademarks (whether registered or common law trade mark), designs, slogans, promotion techniques, copyright in any literary work, any corresponding property rights under the laws of any jurisdiction and any rights in respect of any invention, discovery, trade secret, secret process, know-how, concept, idea, information, process, data or formula;

Performance Incentive has the meaning given in clause 4(b);

Related Bodies Corporate has the same meaning given to that expression in the Corporations Act 2001 (Cth);

Tax Invoice has the meaning given in the Australian GST Law;

Term means the period until the Consultancy terminates in accordance with clause 3.2 of this agreement;

Termination Date means the date the Consultancy terminates pursuant to the terms of this agreement.

Yearly term  means a period of 52 weeks

2                 Provision of the Consultancy Services

(a)
The Company engages the Consultant to provide Consultancy Services to the Company on the terms and conditions set out in this agreement from the date of the Company’s securities being accepted to be quoted on the NASDAQ securities exchange – “Commencement Date”.

(b)
The Consultant must allocate such time in providing the Consultancy Services at the request of the Company as may be required to satisfy the Consultant’s obligations under this agreement, which is nominally 5-days per week during the Yearly term.

(c)
This agreement does not preclude the Consultant from undertaking other roles as long as there is deemed no conflict, acting reasonably. The Consultant will notify the Company of any other current roles or intended roles.

3	Term of consultancy

3.1	Term

The Consultancy will commence on the Commencement Date and will continue between the parties for a period of 5 years subject to the termination provisions in this agreement set out at clause 3.2 below, for the Term.

3.2	Termination of Consultancy

(a)	The Consultant may terminate the Consultancy at any time prior to the Termination with twelve months’ notice.

(b)
The Company may immediately terminate the Consultancy for gross negligence or if the Consultant has any material changes to its staff or if the Consultant breaches the terms of the Agreement and does not rectify such breach within 14 days of notification of the breach.

(c)	This Agreement will terminate, and all terms will be void, if the Company’s securities have not been quoted on the NASDAQ securities exchange by 30 April 2022.

(d)	Upon termination of the Consultancy:

(1)	the Consultant will be entitled to receive any balance owing to the Consultant under clause 4 and Schedule 3 as at the Termination Date; and

(2)
subject to the payment of any outstanding amount under clause 4 and Schedule 3, the Consultant will have no further claim against the Company for compensation or any other payment in respect to the Consultancy or the termination.

4	Consultancy Fee and Expenses

(a)	The Company will:

(1)	pay the Consultant the agreed Consulting Fee; and

(2)	pay the Consultant travel expenses at 68c per kilometer for work related travel, or such rate as determined as being deductible for income tax as determined by the Australian Tax Office.

(3)	reimburse the Consultant for all other reasonable approved out-of-pocket expenses properly incurred by the Consultant in providing the Consultancy Services, in accordance with this clause 4.

(b)	The Consultancy Fee will consist of:

(1)	an amount of US$40,000 per month (Base Fee);

(2)	an annual bonus payment of up to 150% of the Base Fee (Cash Bonus), payable at the discretion of the Board.

The amount of the Cash Bonus shall be determined by the Board upon considering the performance of the Consultant and/or other factors as deemed relevant by the Board.

The Cash Bonus is to be assessed annually following the end of the Company’s financial year.

The Cash Bonus (if any) is payable within 3 months following the end of the Company’s financial year.

Upon Termination, such payment will be made on a pro rata basis.

During the Term of the Agreement, the Consultant may elect to take the Cash Bonus in ordinary shares of the Company at a value equivalent to the issue price of the ordinary shares immediately prior to the Company being listing on the NASDAQ securities exchange.

(3)	a Long term Performance Incentive as detailed in Schedule 3.

(c)	The Consultant must submit to the Company within 5 days of the end of each calendar month:

(1)	a Tax Invoice for all Consultancy Services during that month and any out-of-pocket expenses;

(2)	any receipt and invoices reflecting the value of any reasonable out-of-pocket expenses incurred during that month; and

(d)	The Company will pay the Consultancy Fee and any reimbursement of expenses within fourteen (14) days of the Company receiving the Tax Invoice and any approved expense receipts (where applicable).

(e)	The Company and Consultant will conduct an annual review.

5	Duties and Responsibilities

5.1	Due Diligence

(a)
The Consultant and its employees and contractors must perform the Consultancy Services with the high degree of professional skill, care, competence and diligence expected of a consultant experienced in providing services of the same type as the Consultancy Services. Richard Poole will act in the role of CEO of Verdant Earth and be responsible for the growth and development of the business and all other matters traditionally the responsibility of a CEO. Without limiting the generality of the forgoing, in performing the Consultancy Services, the Consultant will have regard to the requirements, control and direction of the Company as required or as notified to the Consultant from time to time.

(b)
The Consultant must notify the Company in writing of any matter connected with the Consultancy Services which may give rise to an actual or potential conflict of interest at any time during the performance of the Consultancy Services.

5.2	Compliance with Law

(a)	The Consultant agrees, in carrying out this Agreement, to comply with:

(i)
All relevant legislation of the Commonwealth particularly the Crimes Act 1914, Racial Discrimination Act 1975, Sex Discrimination Act 1984 and Disability Discrimination Act 1992), or of any State, Territory or local authority;

(ii)	Any obligations it has under the Affirmative Action (Equal Employment Opportunity for Women) Act 1986;

(iii)	Any obligation it has under the Occupational Health and Safety Act legislation; and

(iv)	Privacy Act 1988;

(v)	and any other laws relevant to its Consultancy with the Company.

6	Independent Contractor

6.1	Relationship between the Company and the Consultant

The Consultant acknowledges and agrees that in providing the Consultancy Services they are an independent contractor and not an employee of the Company and that:

(a)	No term of the Consultancy, including, without limitation, this Agreement, shall be construed as creating an employee relationship;

(b)	The Consultant has no claim against the Company for annual leave, sick leave, long service leave, public holidays, superannuation or similar benefits;

(c)
The Consultant must comply with all laws, regulations and valid directions of any governmental authorities whatsoever, including but not limited to any Commonwealth, State or local authority, while performing the consultancy services; and

(d)	The Consultant will provide evidence of insurance coverage of the Consultant’s employees for workers compensation.

7	Confidentiality

7.1	Obligations of the Consultant

The Consultant must, during the Term and at any time following the termination of this agreement:

(a)
Keep any Confidential Information secret and confidential, except to the extent that the Consultant is required by law to disclose it and to take all reasonable and necessary precautions to maintain the secrecy of any Information;

(b)
Refrain from divulging or disclosing to any other person, firm, corporation or entity any Confidential Information without first obtaining the written consent of the Company, except in the ordinary and proper course of providing the Consultancy Services to the Company;

(c)	Refrain from copying, transmitting, retaining or removing any Confidential Information, or attempting to do the same;

(d)	Refrain from using or attempting to use Confidential Information in any manner which will or may cause or be calculated to cause injury or loss to the Group or its clients; and

(e)	Use their best endeavours to prevent the disclosure of any of the Confidential Information by or to third parties.

7.2	Separate restrictions

The restrictions in this clause will be regarded as separate, distinct and severable so that the unenforceability of any restriction shall in no way affect the enforceability of any other restriction.

7.3	Acknowledgments of Consultant

The Consultant acknowledges and agrees that:

(a)	The Consultant will become possessed of Confidential Information;

(b)	Disclosure of such Confidential Information may diminish the value of the Confidential Information and could materially harm the Group;

(c)	The restrictions in this clause 7 are reasonable in all the circumstances and necessary to protect the goodwill of the Group; and

(d)	The remedy of damages may be inadequate to protect the interests of the Group and the Group is entitled to seek and obtain injunctive relief, or any other relief.

7.4	Return of Property

On termination of the Consultancy, the Consultant must return to the Company all tangible property of the Group in his possession or under his control including but not limited to all original and copies of documents, records, papers, materials, files, computer files, client presentations, client lists, correspondence and any other property obtained from the Company in connection with the Consultancy.

7.5	Survival of obligations

The obligations of the Consultant under this clause survive the termination of the Consultancy for any reason.

8	Intellectual Property

8.1	Intellectual property

(a)	Subject to any express written agreement to the contrary, all Intellectual Property created by the Consultant or in the course of the Consultancy automatically vests in the Company.

(b)
The Consultant acknowledges that the Company is the owner of all rights in any Intellectual Property devised or developed by them in the course of the Consultancy, whether or not reduced to or evidenced in writing.

(c)
The Consultant must not use any such Intellectual Property after the Termination Date for any reason, nor disclose that Intellectual Property, in whole or in part, to any third person prior to it being made public by the Company.

8.2	Survival of obligations

The obligations of the Consultant under this clause 8 survive the termination of this agreement.

9	General

9.1	Governing Law

This agreement is governed by and is to be construed in accordance with the law in force in Western Australia, and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New South Wales.

9.2	Notices

Any notice or other communication to or by a party to this agreement must be in writing addressed as shown at the commencement of this agreement or as specified to the sender by any party by notice and may be delivered by hand, sent by prepaid post or sent by facsimile transmission.

9.3	Prohibition or enforceability

(a)
In the event of the invalidity, illegality or unenforceability of any part or provision of this agreement, that invalidity, illegality or unenforceability will not affect the remaining provisions of this agreement and the part or provision being invalid, illegal or unenforceable will be severed from the remaining provisions of this agreement.

(b)	Any provision of, or the application of any provision of, this agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(c)
Any provision of, or the application of any provision of this agreement, which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this agreement in that or any other jurisdiction.

9.4	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by executing any counterpart.

9.5	Entire agreement

(a)
This agreement constitutes the entire agreement of the parties in respect of the matters dealt with in this agreement and supersedes all prior agreements, understandings and negotiations in respect of the matters dealt with in this agreement.

(b)	The parties consider the obligations and restrictions in this agreement to be reasonable in all the circumstances.

9.6	No assignment

The Consultant must not assign any of his rights or obligations under this agreement or subcontract the performance of any of the Consultancy Services without the Company’s prior written consent.

9.7	No variation

This agreement may not be changed or modified in any way subsequent to its execution except in writing signed by all the parties.

9.8	Prior agreements superseded

This agreement is to be effective in conjunction with the Letter of appointment as Executive Chairman and supersedes and replaces any prior written or verbal consultancy agreement between the parties.

9.9	Exercise of the Company’s rights

(a)
Failure or omission by the Company at any time to enforce or require strict or timely compliance with any provision of this agreement will not affect or impair that provision in any way or the rights of the Company to avail itself of the remedies it may have in respect of any breach of any such provision.

(b)
The Company executes this agreement as the agent and trustee for the Group and holds the rights of each member of the Group on trust. The parties acknowledge and agree that each of the members of the Group may independently enforce this agreement against the Consultant.

10	GST

10.1	Definitions

In this clause 10, the expressions GST, Input Tax Credit, Supply, Tax Invoice and Taxable Supply have the meanings given to those expressions in the Australian GST Law.

10.2	GST to be added to amount payable

Unless otherwise expressly stated, all amounts payable under this agreement are expressed to be exclusive of GST. If GST is payable on a Taxable Supply, the amount payable for that Taxable Supply will be the amount expressed in this agreement plus GST.

10.3	Impact of GST on calculation of amounts payable

Without limiting clause 10, if an amount payable under this agreement is calculated by reference to a liability incurred by a party, then the liability must be reduced by the  amount of any Input Tax Credit to which that party is entitled in respect of that liability. A party will be assumed to be entitled to a full Input Tax Credit unless it demonstrates that its entitlement is otherwise prior to the date on which payment must be made.

10.4	Provision of Tax Invoice

A party receiving a Taxable Supply (the Recipient) is not required to pay an amount on account of GST under clause 10 to the party making the Taxable Supply (the Supplier) until the Supplier has provided the Recipient with a Tax Invoice in respect of that Taxable Supply.

10.5	Provision of Adjustment Note

If an Adjustment Event arises in connection with a supply made under this agreement, the supplier must give the other party an Adjustment Note in accordance with the Australian GST Law.

Schedule 1 – Consultancy Services

The Services to be provided under this Consultancy Agreement are to act in the role of Chief Executive Officer of the Company will duties and responsibilities as defined by the Board, including.

1	Be directly and fully responsible for all operations of the Group in accordance with the authority delegated by the Board or its nominee;

2	Work closely with the Board to develop the Group’s business;

3	Develop operations of the Group to ensure production efficiency, quality, service and cost effective management of resources;

4	Develop and implement strategic plans to advance the mission and objectives of the Company and relevant Related Entities to promote revenue, profitability and growth as a group;

5	Provide sound business advice to the Board on strategic business decisions;

6	Ensure the soundness of the Group’s financial structure by review of projections for capital infrastructure and financing arrangements, which may result from various strategic decisions;

7	Develop and oversee the Group’s business operational procedures, policies and standards;

8	Monitor and measure key personnel performance;

9	Develop and maintain effective communication systems for the Employer and throughout the Group;

10	Represent the Employer and the Group in dealings with major customers, financial institutions, government bodies and other key stakeholders; and

11	Review and approve (where required under the Group’s policies) all contractual arrangements, including the appointment and termination of all personnel.

Schedule 2 – Other Current Roles

Director and Consultant at Arthur Phillip Pty Ltd and related entities.

Director and Consultant at Resources and Energy Group Limited and related entities.

Schedule 3 – Performance Incentive

The Consultant will be issued securities of the Company with appropriate performance conditions from time to time as determined by the Board

Executed by:

Arthur Phillip Limited

/s/ Richard Poole
……………………………
Richard Poole, Director

Verdant Earth Technologies Limited

/s/ James Myatt
……………………………
James Myatt, Director